Exhibit 99.1

News Release
For Immediate Release

August 19, 2013

Contact:
Thomas W. Winfree, CEO
William G. Foster, President
804-897-3900

FOSTER NAMED PRESIDENT OF VILLAGE BANK
Succeeds Tom Winfree Who Continues as CEO

Midlothian, VA – Village Bank Board Chairman Craig Bell announced today that William “Bill” G. Foster has been selected to serve as President of Village Bank. Mr. Foster succeeds Tom Winfree, the Bank’s longtime President and Chief Executive Officer who will continue to serve as the Bank’s CEO and Chairman of Village Bank Mortgage Company until his retirement in six (6) months.

Mr. Foster will assume the role of CEO upon Mr. Winfree’s retirement and Mr. Winfree will continue to serve on the Village Bank Board of Directors and as Chair of Village Bank Mortgage Company after his formal retirement.  In addition, James “Jay” E. Hendricks joins Village Bank in early September replacing Mr. Foster as Chief Credit Officer, pending regulatory approval.

“While there were a number of good candidates to fill Tom Winfree’s very large shoes, Bill Foster’s extensive and diverse banking experience and his proven record at every step of driving positive results stood out to the Board,” said Mr. Bell.  “Bill is the perfect person to lead Village Bank.”

As President of Village Bank, Mr. Foster will assume management of a full-service financial institution with thirteen branches and more than $484 million in assets, and a separate mortgage company. Prior to becoming President, he was responsible for the Credit Administration and Asset Resolutions Group in his capacity as Chief Credit Officer of Village Bank.

Mr. Winfree, who has served as Village Bank President and CEO since 2001 said, “I am pleased by Bill Foster’s selection as the next President of Village Bank.  Bill knows Village Bank is a special place, populated by some of the most talented people in the financial services industry.  As the Bank’s earnings, capital position and asset credit quality reflect positive improvement from the challenges of the last few years, Bill will be in a great position to build on this momentum.  We all share his total commitment to building shareholder value.”

Mr. Foster, who has accumulated nearly thirty years of banking and financial industry experience, was reflective about his new role at Village Bank.  “Tom Winfree had originally planned to retire three years ago at age sixty-five, but chose to stay and lead the collective effort to return Village Bank to solid financial footing.  That kind of selflessness is reflective of the team-first culture which exists across the entire Bank and which attracted me to Village Bank in the first place.”

Mr. Foster continued, “Village truly does have excellent people, an unmatched reputation for friendly service, an exceptional branch network and a top notch mortgage company.  I know we can accomplish something very special here in the next chapter of the Village story, and I am proud to have the opportunity to lead the organization.”

As was noted earlier and pending regulatory approval, Jay Hendricks will assume the role of Chief Credit Officer formerly held by Mr. Foster.  An experienced banking executive with extensive experience in credit, operations and risk management, Mr. Hendricks was most recently the Senior Vice President at SunTrust Bank in Richmond in charge of operational risk and compliance for Consumer and Mortgage Banking.

Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, VA with deposits insured by the Federal Deposit Insurance Corporation. The Bank has thirteen branch offices.  The Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit and 24-hour banking.  For more information, visit villagebank.com or call (804) 897-3900.